Exhibit 2.8

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of July 26, 2016, is made by and between Citrix Systems, Inc., a Delaware corporation (“Carbon”), and the undersigned holder (the “Stockholder”) of shares of common stock, par value $0.01 per share, of LogMeIn, Inc., a Delaware corporation (“Parent”).

WHEREAS, Carbon, GetGo, Inc., a Delaware corporation and wholly owned subsidiary of Carbon (“SpinCo”), Lithium Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Parent have entered into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into SpinCo (the “Merger”);

WHEREAS, as an inducement and a condition to the willingness of Carbon and SpinCo to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Carbon entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Carbon in connection therewith, the Stockholder and Carbon agree as follows:

1.     Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, with respect to the Parent Share Issuance, the Parent Charter Amendment or any Competing Parent Transaction, the Stockholder shall:

(a)     appear at such meeting or otherwise cause the shares of Parent’s common stock with respect to which the Stockholder has sole or shared voting power at the time of such meeting (together with any New Shares (as defined in Section 3 below), the “Shares”) to be counted as present thereat for purposes of calculating a quorum; and

(b)     from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares that such Stockholder shall be entitled to so vote: (i) in favor of the approval of the Parent Share Issuance, the Parent Charter Amendment and all other transactions contemplated by the Merger Agreement as to which stockholders of Parent are called upon to vote or consent in favor of any matter necessary for consummation of the transactions contemplated by the Merger Agreement; and (ii) against any Competing Parent Transaction. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.     Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof, (c) upon mutual written agreement of the parties to terminate this Agreement, (d) such date and time as the Parent Board makes a Change in the Parent Recommendation in accordance with the terms of the Merger Agreement or (e) October 26, 2017. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any fraud, or willful and material breach of this Agreement prior to termination hereof.

3.     Additional Purchases. The Stockholder agrees that any shares of capital stock of Parent that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of Sections 1, 4 and 6 upon such acquisition.

4.     Certain Restrictions on Transfer. From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of any Shares to any Person that has publicly announced, or otherwise communicated to the Board of Directors or management of Parent, a Competing Parent Transaction or any of such Person’s Affiliates, or (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto (other than a revocable proxy granted to the directors or officers of Parent in accordance with Section 1 hereof).

5.     Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Carbon as follows:

(a)     the Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder;

(b)     as of the date hereof, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1 free and clear of any liens, claims, charges or other encumbrances, and has sole or shared voting power with respect to such Shares, and none of such Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement;

(c)     this Agreement (assuming this Agreement constitutes a valid and binding agreement of Carbon) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(d)     the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; and

(e)     the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Stockholder of his or her obligations under this Agreement in any material respect.

6.     Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, the Stockholder hereby grants a proxy appointing as the Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in the Stockholder’s name and to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote, express consent or dissent, or otherwise utilize such voting power in the manner contemplated in Section 1 hereof as Carbon or its proxy or substitute shall, in Carbon’s sole discretion, deem proper with respect to the Shares. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. Notwithstanding anything contained herein to the contrary, (i) this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement, and (ii) Carbon shall not exercise the power-of-attorney or proxy set forth in this Section 6 unless such Stockholder is in breach of his obligations under Section 1 hereof.

7.     Disclosure. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Carbon and Parent of the Stockholder’s identity and holding of Shares, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Carbon reasonably determines to be necessary, in any press release, filing with the Securities and Exchange Commission, or other publication in connection with the Parent Share Issuance, the Parent Charter Amendment and the other transactions contemplated by the Merger Agreement and (b) agrees as promptly as practicable to notify Carbon and Parent of any required corrections with respect to any written information included in this Agreement or otherwise supplied by the Stockholder for use in any such disclosure document.

8.     No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder, if the Stockholder is serving on the Board of Directors of Parent, from exercising his duties and obligations as a director of Parent or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Parent. The Stockholder is executing this Agreement solely in his capacity as a stockholder.

9.     Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall to the fullest extent permitted by Law be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

10.   Further Actions. The Stockholder shall, from time to time, without additional consideration, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by Carbon to make effective the transactions contemplated by this Agreement.

11.   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email or facsimile (with a confirmatory copy sent by a nationally recognized overnight courier service) to Carbon in accordance with Section 10.02 of the Merger Agreement and to the Stockholder at his or her address set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

12.   Severability. If any term or other provision (or part thereof) of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

13.   Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of Carbon and the Stockholder (which consent may be granted or withheld in the sole discretion of Carbon or the Stockholder), and any attempted assignment that is not in accordance with this Section 13 shall be null and void.

14.   Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

15.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 11; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

16.   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.   No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Parent’s certificate of incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

18.   Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

19.   Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

20.   Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

21.   Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Signature Page Follows Next]

EXECUTED as of the date first above written.

STOCKHOLDER

/s/ Michael K. Simon
Name: Michael K. Simon

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
Name:	David Henshall
Title:	Chief Operating Officer and Chief Financial Officer

SCHEDULE 1

Shares	Options	Restricted Stock Units
827,524	170,000	115,001